EXHIBIT 99.2

Date:	April 4, 2006

From:	Kambiz Hooshmand

To:	AMCC Employees:

Today we filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) to call for a Special Stockholders Meeting to ask our stockholders for approval of a voluntary Stock Option Exchange Program. This exchange program would be an opportunity for all eligible employees to exchange certain eligible stock options for a lesser number of restricted stock units to be granted under our 2000 Equity Incentive Plan. The minimum threshold price is described in the proxy statement. Our Board of Directors authorized our Compensation Committee to adjust the threshold price for options eligible to participate in the exchange program to reflect the market price for our common stock when we commence the program.

If approved, the exchange program will be open to all persons that as of the commencement of the exchange program are employed by AMCC or employed by any of our subsidiaries that are designated for participation by the Compensation Committee of our Board of Directors. However, members of our Board of Directors and our executive officers will not be eligible to participate in the exchange program.

This proposed exchange program uses “restricted stock units”. A restricted stock unit is a grant in which the stock itself is not immediately issued or outstanding. An employee receives the promised shares only upon vesting and issuance of the shares. Each restricted stock unit issued in the proposed AMCC exchange program will represent a right to receive one share of our common stock on a specified future date when the restricted stock unit vests through the participant’s continued employment. The eligible stock options to restricted stock unit exchange ratio (i.e., the number of eligible options that you would exchange for one restricted stock unit) will generally range from 3.5-1 to 25-1. The restricted stock units will vest and the underlying shares will be issued semi-annually over two years from the date the restricted stock units are issued, which is expected to be the date the exchange program is completed.

There are important SEC regulations governing all activities related to stock programs. As such, we can only provide limited information to you at this time. I refer you to the home page of our intranet under the heading “recent developments” or the SEC website at www.sec.gov for documents concerning this proposed voluntary Stock Option Exchange Program and the upcoming Special Stockholders Meeting.

If this voluntary program is approved by our stockholders on May 31, 2006 and we then commence the program, we will conduct employee meetings (expected to occur in early June) at which time detailed participant information will be available to each eligible employee.

Thank you for your contribution to AMCC’s success.

Kambiz Hooshmand

WE HAVE NOT COMMENCED THE OFFER TO EXCHANGE THAT IS REFERRED TO IN THIS COMMUNICATION. UPON THE COMMENCEMENT OF THE OFFER TO EXCHANGE, WE WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A COMPLETED SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE. ALL AMCC OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE, WHEN THEY BECOME AVAILABLE. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER TO EXCHANGE. THE SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE ON THE “STOCK ADMINISTRATION” PAGE OF OUR CORPORATE WIDE WEB OR ON THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT HTTP://WWW.SEC.GOV.